EXHIBIT 99.1

August 13, 2010

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable First Quarter

MIDLAND, TX – 8/13/10 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $5,776 for the quarter ending June 30, 2010, the Company’s first quarter of fiscal 2011, compared to a net loss of $68,003 for the same quarter of fiscal 2010.

Operating revenues in the first quarter of fiscal 2011 were $836,393, an increase of $178,216 or 27% from $658,177 for the first quarter of fiscal 2010.

The average sales price for the quarter ending June 30, 2010 was $5.65 per Mcfe compared to $3.98 per Mcfe for the quarter ending June 30, 2009, an increase of 42%.  Oil production increased 4% and gas production decreased 13% during the first quarter of fiscal 2011 as compared to the first quarter of fiscal 2010.

Mexco Energy Corporation owns oil and gas properties in ten states, with the majority of its activity centered in West Texas.  The Company plans to continue to focus its efforts to increase oil and natural gas reserves through exploration and development as well as acquisition of royalties with significant development potential.

Mexco Energy Corporation and Subsidiary
CONSOLIDATED BALANCE SHEETS
	June 30,	March 31,
	2010	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$141,457	$160,439
Accounts receivable:
Oil and gas sales	430,732	538,444
Trade	22,136	63,455
Related parties	-	55
Prepaid costs and expenses	56,399	17,161
Total current assets	650,724	779,554

Property and equipment, at cost
Oil and gas properties, using the full cost method	27,439,085	27,353,016
Other	78,520	76,161
	27,517,605	27,429,177

Less accumulated depreciation, depletion and amortization	14,430,651	14,179,156
Property and equipment, net	13,086,954	13,250,021
	$13,737,678	$14,029,575

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$401,078	$301,160
Current portion of long-term debt	325,000	-
Total current liabilities	726,078	301,160

Long-term debt	-	700,000
Asset retirement obligation	498,180	486,305
Deferred income tax liabilities	853,748	902,757

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized;
2,006,366 and 2,003,866 shares issued; 1,922,366 and 1,919,866 shares outstanding
as of June 30, 2010 and March 31, 2010, respectively	1,003,183	1,001,933
Additional paid-in capital	5,921,192	5,907,899
Retained earnings	5,161,914	5,156,138
Treasury stock, at cost (84,000 shares)	(426,617)	(426,617)
Total stockholders' equity	11,659,672	11,639,353
	$13,737,678	$14,029,575

Mexco Energy Corporation and Subsidiary
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30,
(Unaudited)
	2010	2009
Operating revenues:
Oil and gas	$832,010	$653,810
Other	4,383	4,367
Total operating revenues	836,393	658,177

Operating expenses:
Production	368,227	240,973
Accretion of asset retirement obligation	8,430	7,728
Depreciation, depletion and amortization	251,495	263,462
General and administrative	248,139	232,185
Total operating expenses	876,291	744,348

Operating loss	(39,898)	(86,171)

Other income (expense):
Interest income	4	166
Interest expense	(3,339)	(9,624)
Net other expense	(3,335)	(9,458)

Loss before provision for income taxes	(43,233)	(95,629)

Income tax benefit:
Current	-	-
Deferred	(49,009)	(27,626)
	(49,009)	(27,626)

Net income (loss)	$5,776	$(68,003)

Earnings (loss) per common share:
Basic	$0.00	$(0.04)
Diluted	$0.00	$(0.04)
Weighted average common shares outstanding:
Basic	1,922,152	1,878,616
Diluted	1,946,847	1,878,616

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2010.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, President and Chief Executive Officer or Tammy L. McComic, Executive Vice-President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.